UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 21, 2005

PROLONG INTERNATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	001-14123	74-2234246
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6 Thomas, Irvine, CA	92618
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 587-2700

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

The American Stock Exchange has notified the Company in correspondence dated November 21, 2005 that it is not in compliance with the minimum listing standards for trading on the Exchange and is subject to delisting. The applicable AMEX Company Guide rules are Sections 1003(a)(iii), 1003(a)(ii), 1003(a)(iv), 1003(f)(v) and 1003(f)(iv); respectively, shareholders equity of less than $6.0M and losses from continuing operations and/or net losses in its five most recent fiscal years; and/or shareholders equity of less than $4.0M and losses from continuing operations and/or net losses in three of its four most recent fiscal years; and/or sustained losses which were so substantial in relation to its overall operations or its existing financial resources, or its financial condition had become so impaired that it appeared questionable, in the opinion of the Exchange, as to whether the Company would be able to continue operations and/or meet its financial obligations as they matured; and/or the Exchange deemed it appropriate for the Company to effect a reverse split to address its low selling price; and/or failure to pay when due any applicable listing fees.

Except for the Company making a successful appeal demonstrating compliance, the Exchange is obliged by its Company Guide rules to initiate delisting proceedings. The Company has decided not to make such an appeal, but rather, it has begun the process for trading the Company’s shares through the Over the Counter Bulletin Board, commonly known as the OTCBB. Prolong shares formerly traded on the OTCBB, prior to being listed on AMEX. Prolong shares will continue to trade on the AMEX until the delisting process is completed. At this time, it is not anticipated that there will be any interruption in the trading of Prolong shares.

Item 9.01 – Financial Statements and Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 29, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROLONG INTERNATIONAL CORPORATION

November 29, 2005	/s/ Elton Alderman
Elton Alderman, President and Chief Executive Officer